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                                                                     Exhibit 3.1

Microfilm Number__________     Filed with the Department of State on FEB 26 1998

Entity Number  2797279                     -------------------------------------
                                               Secretary of the Commonwealth

               ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                             DSCB: 15-1915 (Rev 80)

     In compliance with the requirements of 15 Pa.C.S. Section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.   The name of the corporation is: Keystone Automotive Operations, Inc.

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

     (a) 44 Tunkhannock Avenue      Exeter     PA        18643      Luzerne
         -----------------------------------------------------------------------
         Number and Street          City       State      Zip       County

     (b) c/o:
             -------------------------------------------------------------------
              Name of Commercial Registered Office Provider         County

     For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is: Pennsylvania Business Corporation Law of 1988

4.   The date of its incorporation is: January 29, 1998

5.   (Check, and if appropriate complete, one of the following):

     [X] The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

     [_]  The amendments shall be effective on: ______________ at ______________
                                                     Date                   Hour

6.   (Check one of the following):

     [X] The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S. Section 1914(a) and (b).

     [_] The amendments was adopted by the board of directors pursuant to 15 Pa.C.S. Section 1914(c)

7.   (Check, and if appropriate complete, one of the following):

     [_] The amendment adopted by the corporation, set forth in full, is as follows:

     [X] The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

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8.   (Check if the amendment restates the Articles):

     [X] The restated Articles of Incorporation supersede the original Articles and all amendments thereto.

     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 24th day of February 1998.

                                        KEYSTONE AUTOMOTIVE OPERATIONS, INC.

                                        By:    /s/ James Chebalo
                                            ------------------------------------
                                        Title: President


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                                   EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                      KEYSTONE AUTOMOTIVE OPERATIONS, INC.

FIRST:     Name. The name of the Corporation is Keystone Automotive Operations,
           Inc.

SECOND: Registered Office. The address of the Corporation's registered office in this Commonwealth is 44 Tunkhannock Avenue, Exeter, Pennsylvania 18643.

THIRD: Purpose. The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

           To have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law of Pennsylvania and, without limiting the generality of the foregoing, the corporation shall have the express power to sell and distribute automotive parts and products.

FOURTH: Statute. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

FIFTH:     Term. The term for which the Corporation is to exist is perpetual.

SIXTH: Capital Stock. The total number of shares which the Corporation is authorized to issue is 200,000 of which 100,000 shares shall be classified as common stock, $.01 par value per share ("Common Stock") and 100,000 shares shall be classified as preferred stock, stated value $649.99 per share ("Preferred Stock"), all of which shall be designated as Series A Preferred Stock.

           Common Stock

                1. General Rights. Each share of Common Stock shall have equal and unlimited dividend and liquidation rights and shall have equal rights in all other respects incident to the ownership of common shares of the Corporation. A holder of shares of Common Stock shall have one vote for each such share standing in his, her or its name on the books of the Corporation.

           Series A Preferred Stock

                See Exhibit A attached hereto.

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SEVENTH:   Cumulative Voting Rights. Shareholders of the Corporation shall not have the right to cumulate their votes for the election of Directors of the Corporation.

EIGHTH: Incorporator. The name and address of the Incorporator are as follows:

           Name                            Address
           ---------------                 -------------------------------------
           Sara M. Weisser                 Schnader, Harrison, Segal & Lewis LLP
                                           Suite 3600
                                           1600 Market Street
                                           Philadelphia, PA 19103

NINTH: Opt Out Provisions. Subchapters E-Control Transactions, F-Business Combinations, G-Control Share Acquisitions and H-Disgorgement of Certain Controlling Shareholders Following Attempts to Acquire control of Chapter 25 of Title 15 of the Pennsylvania Consolidated Statutes, as existing on February 24, 1998 or as may thereafter be amended, shall not apply to the Corporation.


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                                    EXHIBIT A

                                  DESIGNATIONS
                                       FOR
                            SERIES A PREFERRED STOCK

1. Series A Preferred Stock. The express terms and conditions of the shares classified and designated as Series A Preferred Stock of the Corporation (the "Series A Preferred Stock") are as follows:

     1.1 Designation and Number of Shares of Series A Preferred Stock. The designation of the series of preferred stock in this Section 1 is Series A Preferred Stock and the number of shares of such series is 100,000 shares having a stated value per share equal to $649.99 (the "Series A Preferred Stock Stated Value"). The Series A Preferred Stock shall rank senior to all other shares of capital stock of the Corporation.

     1.2  Dividends with Respect to Series A Preferred Stock.

          1.2.1 In each year, the holder of each share of Series A Preferred Stock shall be entitled to receive preferential, cumulative dividends in cash, which dividends shall be cumulative and shall accrue from the date upon which the Series A Preferred Stock was issued, in an amount equal to seven percent (7%) of the Series A Preferred Stock Stated Value per share per year, provided, however, that upon the later to occur of (i) the consummation of any of the following.

                 (A) a sale of all or a majority in value of the assets of the Corporation;

                 (B) the acquisition of more than fifth percent (50%) of the outstanding shares of Common Stock of the Corporation, by a person or group of persons acting in concert, who are not then shareholders of the Corporation;

                 (C) a sale of shares of the common capital stock of the Corporation (or of a successor thereto) in a registered underwritten public offering resulting in gross proceeds to the Corporation (or successors) of at least Forty Million Dollars ($40,000,000) in the aggregate (a "Qualified Public Offering"); or

                 (D) a refinancing of the indebtedness of the Corporation for borrowed money after the date these Articles of Incorporation of the Corporation are first amended to authorize the Series A Preferred Stock (the "Effective Date"), in connection with which the Corporation repurchases or redeems any capital stock for value (each of the events listed in subparagraphs (A) through (D) above is referred to herein as a "Liquidity Event"), or (ii) the earlier of the fourth (4th) anniversary of the Effective Date or the full payment and discharge of any indebtedness of the Corporation incurred prior to the second (2nd) anniversary of the Effective Date, dividends shall accrue in an amount equal to nine percent (9%) per annum of the Series A Preferred Stock Stated Value. Dividends shall accrue daily whether or not declared and whether or not funds are legally available therefor. If such dividends are not paid within ninety (90) days after the end of each of the Corporation's fiscal quarter, such

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dividends shall accrue additional dividends from the last day of such fiscal quarter at the same rate per annum. Dividends (including any amounts payable under Section 1.2.3 hereof) shall be paid only to the extent that (i) there shall be sufficient funds of the Corporation legally available for the payment of such dividends, (ii) the payment of such dividend would not violate any covenants of the Corporation to any lender to the Corporation or its subsidiaries and (iii) the payment of such dividend would not violate the terms of any management or shareholder agreement to which the Corporation is party.

          1.2.2 If, in any dividend period or periods, full dividends (whether past or current) upon the outstanding Series A Preferred Stock at the dividend rate set forth herein shall not have been paid, then, unless and until all dividends accrued and unpaid on the Series A Preferred Stock through the payment date for such dividends are accrued and unpaid on the Series A Preferred Stock through the payment date for such dividends are declared and paid on each share of Series A Preferred Stock, no dividends shall be declared or paid or set apart for payment upon any Common Stock or class or series of the Corporation's capital stock authorized, created or designated after the Effective Date nor shall the Corporation purchase, redeem or otherwise acquire for consideration any such stock. If, at any time, the Corporation shall pay less than the total amount of dividends then payable on the then-outstanding Series A Preferred Stock, the aggregate payment to all holders of Series A Preferred Stock shall be distributed among all such holders so that an amount ratably in proportion to the respective dividends due thereon shall be paid with respect to each outstanding share of Series A Preferred Stock.

          1.2.3 Holders of the Series A Preferred Stock shall be entitled to receive an amount (the "Dividend Participation Amount") equal to the amount of any dividends or other distributions (cash, stock, or otherwise) declared or paid on or with respect to any class of stock or equity security of the Corporation (other than Series A Preferred Stock) or any series of any such class, when declared or paid. The Dividend Participation Amount shall be paid to the holders of the Series A Preferred Stock pro rata in accordance with the stated value of such series of Preferred Stock.

     1.3  Liquidation Preference with Respect to Series A Preferred Stock.

          1.3.1 In the event of a Liquidation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distributions to its shareholders after the payment in full of all amounts owning to the Corporation's creditors, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any (i) Common Stock or (ii) class or series of the Corporation's capital stock authorized, created or designated after the Effective Date, an amount per share equal to the sum of the Series A Preferred Stock Stated Value plus all accrued and unpaid dividends, if any, to the date of payment (the "Series A Liquidation Preference") for each share of Series A Preferred Stock held. If upon any Liquidation the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount of the Series A Liquidation Preference, the holders of shares of Series A Preferred Stock shall share ratable in any distribution of assets available for distribution to the Series A Preferred Stock holders.

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

          1.3.2 In the event of any Liquidation, after payment shall have been made to the holders of shares of Series A Preferred Stock of the amounts described in Sections 1.3.1, the holders of the Series A Preferred Stock shall be entitled to receive an amount (the "Liquidation Participation Amount") equal to the amount of the assets of the Corporation distributed to any class of stock or equity security of the Corporation (other than Series A Preferred Stock) or any series of any such class, when distributed. The Liquidation Participation Amount shall be paid to the holders of the Series A Preferred Stock pro rata in accordance with the relative aggregate stated values of the then outstanding shares of Preferred Stock.

          1.3.3 The sale or other disposition (other than by a contribution to or merger with another corporation of which more than eighty percent (80%) of the stock (by vote and value) is owned (directly or indirectly) by the Corporation (or its shareholders)) of all or substantially all of the assets of the Corporation shall be deemed to be a "Liquidation".

     1.4 Voting Rights of Series A Preferred Stock. The Series A Preferred Stock shall not have any voting rights except as set forth in this Section 1.4 or as may be provided in the Corporation's Bylaws or by law.

          1.4.1 The holders of a majority of the outstanding shares of Series A Preferred Stock shall have the right at any time to call a special meeting of all of the shareholders of the Corporation in order for the shareholders to vote on a proposal to engage in a business combination transaction with one or more other businesses, whether by purchase, sale of substantially all of the assets, merger, consolidation or otherwise.

          1.4.2 At any shareholders meeting called pursuant to Section 1.4.1 above, each share of Series A Preferred Stock shall entitle the holder thereof to one vote on the proposal being voted upon. If the shareholders approve such proposal, the matter shall be submitted to the vote of the Board of Directors of the Corporation.

          1.4.3 Unless a greater period of notice is required by law, each holder of Series A Preferred Stock shall be entitled to receive at least ten
(10) days prior written notice of any meeting of shareholders.

          1.4.4 Without first obtaining the approval (by vote or written consent) of at least seventy-five percent (75%) of the outstanding shares of the Series A Preferred Stock as a separate class, the Corporation shall not,

                      (i) in any manner authorize, create or issue (x) any class or series of capital stock which (A) ranks, either as to payment of dividends, distribution of assets or redemption, prior to or on parity with the Series A Preferred Stock or (B) in any manner adversely affects the holders of the Series A Preferred Stock, or (y) any additional shares of capital stock or any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of capital stock having any priority over or parity with or otherwise adversely affecting the holders of the Series A Preferred Stock;

                      (ii) in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A

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Preferred Stock, including without limitation, by increasing or decreasing the number of shares of the Series A Preferred Stock authorized for issuance hereunder, or by increasing or decreasing the par value or Series A Preferred Stock Stated Value of the shares of the Series A Preferred Stock; or

                      (iii) reclassify the shares of any (a) Common Stock or (b) class or series of the Corporation's capital stock authorized, created or designated after the Effective Date into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemption, prior to or on a parity with the Series A Preferred Stock or (B) which in any manner adversely affects the holders of the Series A Preferred Stock.

     1.5  Redemptions with Respect to Series A Preferred Stock

          1.5.1  At any time and from time to time after the earlier to occur of
(i) a Liquidity Event or (ii) the Redemption Allowance Date as defined in
Section 1.5.6., at the option of the Corporation and upon the Corporation's delivery of thirty (30) days prior written notice of redemption, the Corporation may redeem all or any portion of the Series A Preferred Stock then outstanding; provided, however, that any redemption of less than all of the shares of Series A Preferred Stock shall be divided ratably and equally among the then extent holders of Series A Preferred Stock. For each share of Series A Preferred Stock which is to be redeemed by the Corporation at any time in a redemption pursuant to this Section 1.5.1, on the last day of any fiscal quarter if, during the quarter then ending, the notice of redemption described above in this Section
1.5.1 shall have been delivered by the Corporation to a holder more than thirty
(30) days prior to such last day of the fiscal quarter or thirty (30) or fewer days prior to the end of the immediately preceding fiscal quarter, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share duly endorsed in blank or accompanied by an appropriate form of assignment) an amount for such share equal to Series A Preferred Stock Stated Value plus all accrued and unpaid dividends with respect to such share to the date of payment (the "Series A Preferred Stock Redemption Price").

          1.5.2 At any time and from time to time after the Redemption Allowance Date, at the option of a holder of the Series A Preferred Stock and upon thirty (30) days delivery of written notice of redemption by the holder to the Corporation, such holder may require the Corporation to redeem all or any portion of the Series A Preferred Stock held by such holder. For each share of Series A Preferred Stock which is to be redeemed by the Corporation at any time in a redemption pursuant to this Section 1.5.2, on the last day of any fiscal quarter if, during the quarter then ending, the notice of redemption described above in this Section 1.5.2 shall have been delivered by the holder to the Corporation more than thirty (30) days prior to such last day of the fiscal quarter or thirty (30) or fewer days prior to the end of the immediately preceding fiscal quarter, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share duly endorsed in blank or accompanied by an appropriate form of assignment) an amount for such share equal to the Series A Preferred Stock Redemption Price.

          1.5.3 Notwithstanding anything to the contrary contained in Section 1.5.2, if any holder of any indebtedness for borrowed money of the Corporation has the right, pursuant to the terms and conditions of such indebtedness, to repayment of any such indebtedness in connection with a Liquidity Event or on or before the Redemption Allowance Date, the Corporation shall have repaid in full all such indebtedness so required to be repaid prior to making any redemption payment pursuant to Section
1.5.2. If the funds of the Corporation legally available for redemption pursuant to Section 1.5.2. are insufficient to redeem the number of shares which the Corporation is required to redeem pursuant to Section 1.5.2, those funds which are available will be used to redeem the maximum possible number of shares (or fraction thereof) and such funds shall be distributed ratably among each of the holders of the Series A Preferred Stock in proportion to the amount that would have been distributed to each such holder if the funds of the Corporation would have been sufficient to permit payment of the full amount required to be paid in respect of such redemption. At any time, and from time to time thereafter, until all shares of Series A Preferred Stock which the Corporation shall be obligated to redeem are so redeemed, when additional funds of the Corporation are legally available for the redemption of any of the shares of Series A Preferred Stock (including fractional shares), such funds shall be used immediately to redeem shares (or fractions thereof) which the Corporation has become obligated to redeem but which it has not redeemed, such amount to be applied ratably among each of the holders of shares of Series A Preferred Stock which the Corporation is then obligated to redeem in proportion to the number of shares of Series A Preferred Stock which are held by them and which the Corporation shall then be obligated to redeem.

          1.5.4 Notwithstanding the fact that a written notice of Redemption is given, all rights of the redeeming holder with respect to shares of Series A Preferred Stock which are the subject of such written notice of redemption shall continue as if the written notice of redemption had not been given until the Series A Preferred Stock Redemption Price therefor is paid (such payment being a continuing obligation of the Corporation).

          1.5.5 Upon payment of the Series A Preferred Stock Redemption Price by the Corporation with respect to shares of Series A Preferred Stock being redeemed pursuant to this Section 6.5, such shares of Series A Preferred Stock shall no longer be deemed to be outstanding, shall be canceled and shall not be subject to reissuance by the Corporation.

          1.5.6 For purposes of this Section 1.5, the Redemption Allowance Date shall mean the date which is ten (10) years after the anniversary of the Effective Date; provided that, a majority of the holders of the Series A Preferred Stock shall be entitled to amend this Section 1.5.6 to provide for a later Redemption Allowance Date.

     1.6 Conversion Rights. Upon the occurrence of the closing of a Qualified Public Offering, provided that, prior to such closing: (a) at least forty-five
(45) days prior to the date which the Board of Directors estimates in good faith to be the likely effective date of the registration of a Qualified Public Offering (the "Anticipated Effective Date"), the Board of Directors shall have provided to all of the holders of Series A Preferred Stock notice of an anticipated Qualified Public Offering, which notice shall include the Anticipated Effective Date and the anticipated offering price per share of Common Stock at which the Common Stock will be first offered to the public in the Qualified Public Offering and (b) at least thirty (30) days prior to the Anticipated Effective Date, the holders of the Series A Preferred Stock, together representing at least a majority of the aggregate outstanding shares of Series A Preferred Stock shall have elected to convert all of the issued and outstanding shares of Series A Preferred Stock into shares of Common Stock (all of which shall be referred to collectively as an "Event of Conversion"), then in such event each and every share of Series A Preferred Stock then outstanding, by virtue of, and simultaneously with the occurrence of the Event of Conversion and without any additional action on the part of the holder thereof, be deemed automatically converted into such number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (x) the Series A Preferred Stock Stated Value by
(y) the Conversion Price (as hereinafter defined). The "Conversion Price" shall be the offering price per share at which the Common Stock of the Corporation is first offered to the public in the Qualified Public Offering.

          1.6.1 The holder of any shares of Series A Preferred Stock converted into shares of Common Stock pursuant to Section 1.6 shall remain entitled to payment of all accrued but unpaid dividends, if any, payable with respect to such shares of Series A Preferred Stock up to but excluding the date upon which the Qualified Public Offering is closed (the "Conversion Date").

          1.6.2 Conversion shall be deemed to have been effected with respect to conversion under Section 1.6 at 12:01 A.M. on the Conversion Date. Simultaneous with the conversion being effected, the shares of Series A Preferred Stock so converted shall no longer be deemed outstanding, shall no longer be in existence and shall not be subject to reissuance by the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to the record locations of each of the holders (or upon the written order of a holder, at the place designated by such holder), a certificate or certificates for the number of full shares of Common Stock to which each respective holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, as provided in Section 1.6.3, payable with respect to the shares of Series A Preferred Stock so converted. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporations are closed on that date, in which event such holder shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

          1.6.3 No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Conversion Price of a share of Series A Preferred Stock multiplied by such fractional interest. Holders of fractional interests shall not be entitled to dividends in respect of such fractional interests and the holders of fractional interests shall not be entitled to any rights as shareholders of the Corporation in respect of such fractional interests.

          1.6.4 The Corporation shall pay all documentary, stamp or other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

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

          1.6.5 The holders of a majority of the outstanding shares of the Series A Preferred Stock hall have the right to amend the Corporation's Amended and Restated Articles of Incorporation for the sole purpose of authorizing sufficient additional shares of Common Stock to effect the conversions under this Section 1.6. The additional shares, when so authorized, shall be reserved by the Corporation for the purpose of effecting such conversions and shall be free of preemptive rights.

          1.6.6 All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.


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